Agreement no 10/K/Z/2010
For the Sale of Natural Gas

Concluded between

FX Energy Poland Sp. z o.o.

and

Polish Oil and Gas S.A.

This agreement was signed on __________, in Warsaw between:

FX ENERGY POLAND Sp. z o.o. with its registered Office in Warsaw, At ul. Chalubinskiego 8, 00-613 Warsaw, entered in the Companies Register of the National Court Register by the District Court in Warsaw, XII Commercial Division of the National Court Register as KRS No. 0000052459 NIP 521-27-51-481, share capital of a company 1.895.000 PLN

Hereinafter referred to as the “Seller” or a “Party”, represented by:
1.           Mr. Zbigniew Tatys – member of the Management Board
2.           Mr. David Pierce – member of the Management Board

and,

Polish Oil and Gas Company with registered Office in Warsaw, at ul. Marcina Kasprzaka 25, 01-224 Warsaw, entered in the Companies Register of the National Court Register by the District Court in Warsaw, XII Commercial Division of the National Court Register as KRS No. 00000 59492, NIP 525-000-80-28, share capital of a company 5.900.000.000 PLN

Hereinafter referred to as the “Purchaser” or a “Party”, represented by:
1.           Mr. Marian Łukaszewicz
2.           Mr. Bartosz Motyka – Radlowski

§1

1.           The words and expressions mentioned below shall mean as follows:

1)	Business Days – days from Monday to Friday except for statutory holidays;

2)	Contract Day – a period starting at 10:00 p.m. of any given calendar day and ending at 10:00 p.m.;

3)	Inception Day of Sale – Contract Day, in which the sale of gas will start at the Delivery Point;

4)	Sale Closure Day – means Contract Day, in which gas will be produced from field or Seller will lose legal title for gas;

5)
Gas – amounting 49 % of the Seller Shares of ownership mixture of hydrocarbons and non-combustible components in the gaseous state comprising mainly methane and nitrogen which is not a gaseous fuel under the Energy Law, which comply with the parameters defined in Appendix no 1 (Quality Specification) , extracted from the Field on the basis of Joint Operating Agreement, excluding used for mining plant use;

6)	Contract Month – period from 10 p.m. of the last day of the month directly preceding the given calendar month till 10 p.m. of the last day of the given calendar month;

7)
Normal Cubic Meter (Nm3) – means the amount of gas required to fill a space of one cubic meter with an absolute pressure of one hundred and one decimal three two five kilopascals (101.325 kPa) and at thermodynamic temperature of 273.15 K; all quantities of the Gas referred to herein or specified hereunder shall be expressed in Nm3;

8)	Sale Period – the period commencing on the Inception Day of Sale and ending the Sale Closure Day;

9)	Planned Maintenance Work – renovation, construction, maintenance and modernization work:

a)	conducted by the Purchaser in Purchaser’s installations, which affects the Purchaser’s ability at the Delivery Point;

b)	conducted by the Seller or the Purchaser in the Delivery System, which affect the Seller’s ability to deliver the Gas to the Delivery Point, include periodical gas field tests;

10)	Annual Statement – is defined in appendix no 1;

11)	Monthly Statement – is defined in appendix no 1;

12)	Energy Law – Act of 10.04.1997 – Energy Law (uniform text Journal of Laws no 89 from 2006, position 625);

13)	Delivery Point – agreed between the Purchaser and the Seller point i.e. valve or flange installed at the exit from the Measuring System which connect Delivery System with Receiving System;

14)	Contract Year – a period starting at 10 p.m. of the last day of the month directly preceding the given calendar month till 10 p.m. of the last day of the given calendar month, on condition that:

a)	the first Contract Year shall commence at 10 p.m. on the last Commissioning Period and shall continue until 10 p.m. on last day of the next calendar year;

b)	if this Agreement terminates on any day other than December 31, the last Contract Year shall end at 10 p.m. on the last day of effectiveness of the Agreement;

15)	Quality Specification – the chemical parameters of the Gas specified in Appendix no 1;

16)	Gas Station – the installations , which mutually and simultaneously perform a function used to control, measure and distribute the stream of the Gas;

17)	Delivery System – installations used for the purpose of producing, processing, compressing, testing, measuring and delivering the Gas at the Delivery point;

18)
Receiving Point – pipelines network with installations connected and cooperated, which are the property of the Purchaser and The Seller and which serve for receive and transport Gas from Delivery Point to the installation which is the purpose of Purchaser;

19)	Operator – the party appointed to perform the duties mentioned in Joint Operating Agreement ; at the time of signing this Agreement, the Operator is POGC S.A.;

20)
Tariff – set of prices, charges and conditions of their using, prepared by the Purchaser and launched as obligatory for defined recipients on the conditions specified in Energy Law  especially including prices and charges for recipients of nitrified gas subgroup Lw;

21)
Metering System – gas meters and other metering devices, as well as the systems connecting these devices, described in Appendix no 1, used to measure the quantity of the Gas delivered and taken at the Delivery Point, owned by the Seller and the Purchaser;

22)
Joint Operating Agreement – means the Joint Operating Agreement covering Poznan area concluded on 01.06.2004 between the Purchaser and the Seller under which he Seller will have the ownership right for Gas and every agreement regarding the field which will substitute this one; and

23)
Field – means the gas field located in the Kromolice-Sroda Wielkopolska – Kromolice S (KSK) area – natural accumulation of gas in sandy song of Rotliegendes , located in wielkopolskie province, district Sroda Wielkopolska in Sroda Wielkopolska , Kornik commune.

2.	All units of measurement used herein are units of the SI system in accordance with the Law on Measurements dated 11 May 2001 ( Dz. U. of 2004 No. 243, Item 2441).

§2

This agreement is concluded with a day of signing for an indefinite period, subject to provisions specifying termination of the agreement. Parties shall settle according to the agreement no later than three(3) months after finished sell period. In this period Parties must finally settled.

§3

1.
The Seller commits to transfer ownership rights to the Gas on the Purchaser and release all of Gas in Delivery Point and the Purchaser obligates to take all of the Gas and pay price for Gas agreed in the Agreement.

2.	The Seller hereby declares that he has all required permits especially administration permits , required to sign the contract.

3.	The Inception Day of Sale will start no earlier than in Contract Day, in which the Purchaser as an operator according to the Joint Operating Agreement will start producing Gas from the field.

4.
Defined rules  of Gas sale to the Purchaser including technical parameters and quality of the Gas, rules for measuring the quality and quantity of the Gas, rules for preparation of monthly and annual Minutes as well as rules for dispute resolution concerning quantity and quality of delivered Gas, are defined in Appendix no 1.

§4

1.	The Purchaser is obligated to pay of claims for Gas estimated as product of sold Gas ( in cubic meters) and Gas Price(PGU).

2.
Until the Purchaser will use a Tariff , the Gas Price will be equal 0,86 of price for gaseous fuel defined in a Tariff for receivers of the biggest amount of gaseous fuel, receivers of nitrified gas ( subgroup Lw) who receive gas from transmission network of Operator of Transmission Pipeline Gaz-System S.A., according to following formula:

PGU=0,86*PT

Where:

PGU – Gas Price paid for Gas sold in Contract Month

PT – price for gaseous fuel defined in Tariff for receivers the biggest amount of gaseous fuel, receivers of nitrified gas  (subgroup Lw) who receive gas from transmission network of Operator of Transmission Pipeline Gaz-System S.A. at the last day of Contract Month preceding the Contract Month of Gas delivery.

3.	In the case of change of the Tariff, the Gas Price will be changed with effect on the beginning of the next month in which the change is being made.

4.
If the Purchaser will stop using the Tariff, the Parties will negotiate the new formula of Gas Price within 30 days from the date of notifying the Seller about the fact. If the Parties will not agree new formula within 4 calendar months, from the date from starting negotiations, each Party shall have the right to terminate the Agreement with a six months’ notice with an effect on the end of the year. For the avoidance of doubts in the period from the date of cessation of Tariff use till the day of agreement of new Gs Price estimation formula, as well as in the period of termination of an Agreement , referred to in the preceding sentence, in settlements of the Parties arising from an Agreement the Gas Price valid in the last day of the Tariff.

5.	If the heat of combustion will be different from heat combustion agreed in Tariff for nitrified gas prices subgroup Lw, then Gas Price will be modified according to following formula:

PGU( c ) = PGU ( t) * CSR/CST

Where:

PGU ( c) – Gas Price paid for Gas sold in Contract Month, including real heat combustion of sold Gas defined in Monthly Minutes

       PGU ( t) – Gas Price estimated according to act 2

CSR – average monthly heat combustion of Gas in a given Contract Month according to Monthly Minutes , calculated in accordance with Appendix no 1 , expressed in MJ/Nm3;

CST- heat combustion agreed in Tariff for price of nitrified gas subgroup Lw sold in given Calendar Month, expressed in MJ/Nm3.

6.
Value substituted in formula to estimate Gas Price and result value PGU will be rounded to the fifth decimal place. Rounding down will refer to the position which values is from 0 to 4, and positions which value is from 5 to 9 will be rounded up.

7.	The Gas Price and all other amounts stated herein are net of the VAT, excise, any similar tax or public charges.

§5

1.
Payment of receivables for sold Gas will be in monthly periods on the basis of monthly Minutes. Invoices shall be issued within 7 (seven) Business Days after the end of each Contract Month shall be transferred to the Purchaser by e-mail and original by authorized person or by authorized entity to deliver correspondence in Contract Day of issued.

2.
The amounts for sold Gas shall be paid by wire transfer from the bank account of the Purchaser to the bank account notified in writing by the Seller within 30 calendar days after Calendar Month, in which Gas was sold.

3.	Payment shall be deemed to be made on the date of crediting the bank account of the recipient.

4.
If any of the Parties defaults in its payment obligations hereunder, it shall pay the other interest on the amount in default at a rate equal to the statutory rate established pursuant to Article 359 of the Polish Civil Code, calculated for each day of the default. If the statutory rate ceases to be published , the applicable rate shall be payable against accounting note.

5.
The Parties shall notify to each other of any changes in the description or the number of their respective bank accounts, and their notice shall specify both the former and the current account details. Such changes do not constitute a modification of a contract simultaneously a Party which defaults in these obligations shall indemnify the other for all losses resulting from the default.

§6

1.	Any complaints regarding invoices must be made in writing within ten (10) Business Days after receipt.

2.
If the complaint refers to a manifest error ( e.g. a mathematical error) then the Party receiving the invoice shall be authorized to calculate the correct amount and pay such correct amount and pay such correct amount only within specified in Section in §5 Act 2, provided that it gives the issuing Party, no later than on the date of payment, a written notice explaining its calculation. The latter Party shall issue a correction invoice, without any delay after the correct amount with the former.

3.
Disputes an invoice for reasons other than those stated in Act 2. do not release The Parties from the obligation to punctual payment of receivables arising from invoices which are the basis for such a complaint.

4.	The provisions of §6 and §5 shall also apply, mutatis mutandis, to payment against, and complaints and other accounting documents.

§7

The Agreement shall terminate:

1)	on the Production Closure Day;

2)	with the time of reservoir spent or with day of existence of geologic conditions which may preventing exploitation of the field; and

3)	on the day of terminating consequences, in the case of terminating the Agreement according to §8.

§8

1.
Default or improper performing of obligations under an agreement by one of the Parties, specified below in Act 2, entitles other Party to terminate the Agreement upon 30 calendar days notice, with an effect at the end of the Contract Year.

2.	Default or improper performing of obligations under an agreement occurs when:

1)
Obligated Party fails to pay to other Party an amount due unless disputes and payable hereunder if the default continues at least 30 (thirty ) day and will not be fixed in additional 14(fourteen) days from writing request for payment defining amount of payment;

2)	The Seller sells Gas to a third party without the Purchaser’s consent.

3.
The Party entitled to terminate the Agreement for reasons specified in Act 2 above, shall give the other a reasoned and properly documented written notice specifying the reasons and the date of termination of the Agreement specified in Act 1 of this paragraph.

4.
If an event of termination the Agreement appear for reasons specified in Act 2 point 1 above, the Seller shall be entitled to claim from the Purchaser the statutory interest for each day of delay in payment.

5.
If an event of termination the Agreement appear for reasons specified in Act 2 point 2 above, the Purchaser shall be entitled to claim from the Seller stipulated penalty of  equivalent 6 times the highest monthly net Gas sold in last Contract Year  for every event mentioned in resolution above.

6.	The Parties shall be entitled to seek indemnification in excess of contractual penalties mentioned above.

§9

The parties shall be liable for non-performance or misperformance of their obligations hereunder on general terms.

§10

1.
The Parties shall attempt resolve all disputes arising out of or in connection with this Agreement by direct negotiations. If the Parties do not resolve the dispute within three (3)months from the delivery of either Party’s invitation to negotiation to the other, the dispute shall be resolved by common court of law.

2.	Existence of a dispute does not relieve the parties of their obligation to comply with its obligations under this Agreement.

§11

Any transfer to a third party of the rights and obligations arising hereunder except from wire transfer of cash receivables, shall be subject to other Party otherwise being null and void. In case of necessity of making the collateral to the bank which has registered Office in country of OECD or its financial institution, acting under license or other permission by governmental authorities of this country, the Seller shall apply to the Purchaser with an request in this matter, in which shall properly justify the necessity of making such collateral to the bank and shall claim that this action will be without detriment to obligations and the Purchase rights. The Purchaser shall inform the Seller about consent or about refusal in period not longer than 30 calendar days from receiving mentioned proposal.

§12

1.
Except as otherwise specifically provided, all notices authorized or required between the Parties by any provisions of this Agreement, shall be in writing in polish and shall be delivered personally or send by a recorded delivery registered post letter or courier parcel with receipt confirmation or by electronic mail used for transferring written correspondence with receipt confirmation. Correspondence related to this Agreement shall be claimed as delivered when the recipient will receive it and time to give an answer start at the day of receipt of correspondence.  All correspondence between the parties is to be sent to the following addresses:

The Purchaser:	Polish Gas and Oil Company
Ul. Marcina Kasprzaka 25
01-224 Warsaw

The Seller:	FX Energy Poland Sp. z o.o.
Ul. Chalubinskiego 8
00-613 Warsaw

2.
The Parties undertake to immediately notify each other about changes defined in Act 1 under failing to pay costs related with misperformance of this obligation. Changes mentioned in this section are not the base for changing the Agreement.

§13

1.	Any amendment to the provisions of this Agreement must be in the form of written, otherwise be null and void.

2.	Following appendixes are integral part of the Agreement:

1)	Appendix no 1 – technical conditions of Gas sale;

2)	Appendix no 2 – actual excerpt from the register of entrepreneurs for Parties of Agreement with power of attorney for persons authorized to make signature.

3.	This agreement was executed in two identical counterparts, one for each party.

The Seller	The Purchaser

/s/ Zbigniew Tatys	/s/ Marian Łukaszewicz

/s/ David Pierce	/s/ Bartosz Motyka – Radlowski